CITIZENSSELECT FUNDS

CERTIFICATE OF Amendment

Establishment and Designation of Classes of Shares
of Beneficial Interest

The undersigned, being a Vice President and Assistant Secretary of CitizensSelect Funds, a Massachusetts business trust (the "Trust"), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article III, Section 1 of the Trust's Amended and Restated Agreement and  Declaration of Trust dated February 14, 2002 (the "Declaration of Trust") and by the affirmative vote of a majority of the Trustees at a meeting duly called, the Trust's Board of Trustees established and designated a new class of Shares (as that term is defined in the Declaration of Trust) of beneficial interest of Dreyfus Institutional Preferred Treasury Money Market Fund (the "Fund"), a series of the Trust, redesignated two existing classes of Shares and terminated the offering of two existing classes of Shares as follows:

1.   The new class of Shares established and designated by the Trust's Board of Trustees are "Institutional" shares of the Fund.

2.   "Class A" shares and "Class B" shares of the Fund will be redesignated as "Hamilton" shares and "Premier" shares, respectively.

3.   "Class C" and "Class D" shares of the Fund will no longer be offered.

4.   Institutional shares, Hamilton shares and Premier shares shall each be entitled to all of the rights and preferences accorded to Shares of the Fund under the Declaration of Trust.

5.   The purchase price of Institutional shares, Hamilton shares and Premier shares of the Fund, the method of determining the net asset value of such classes of Shares and the relative dividend rights of holders of such classes of Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 as in effect at the time of issuance of such Shares.

This Certificate of Amendment to the Declaration of Trust shall become effective on March 1, 2016.

IN WITNESS WHEREOF, the undersigned has executed this instrument this _____ day of _______________, 2016.

                                                                        CITIZENSSELECT FUNDS

                                                                        By:  ________________________________
                                                                                    Name: Maureen E. Kane
                                                                                    Title:  Vice President and Assistant Secretary

STATE OF NEW YORK          )

                                                :  ss.:

COUNTY OF NEW YORK     )

On this _____ day of _______________, 2016, before me personally came Maureen E. Kane, to me personally known, who, being by me duly sworn, did say that he is a Vice President of the above-referenced Trust and who duly acknowledged to me that she had executed the foregoing instrument as her free act and deed on behalf of the Trust.

_____________________________

Notary Public

NY 75922062v3